Exhibit 23.2.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 6, 2016, except for the effects of the revision discussed in Note 2 (not presented herein) to the consolidated financial statements appearing in the F pages of the Company’s Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-211243), as to which the date is October 25, 2016, relating to the financial statements and financial statement schedules of Athene Holding Ltd., which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-216758). We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-216758).

/s/ PricewaterhouseCoopers Ltd.

Chartered Professional Accountants

Hamilton, Bermuda

March 28, 2017